FOR IMMEDIATE RELEASE

Wingstop Inc. Reports Fiscal Fourth Quarter Financial Results
Fueled by investments in technology, brand delivers 18th consecutive year of same store sales growth and another record year of new restaurant development

Dallas, February 16, 2022 - (PR NEWSWIRE) - Wingstop Inc. (NASDAQ: WING) today announced financial results for the fiscal fourth quarter ended December 25, 2021.

Highlights for the fiscal fourth quarter 2021 compared to the fiscal fourth quarter 2020:

▪58 net new openings in the fiscal fourth quarter 2021
▪Domestic same store sales increased 7.5%
▪Two-year domestic same store sales increased 25.7%
▪Domestic average unit volume (“AUV”) increased to approximately $1.6 million
▪System-wide sales increased 19.8% to $601.9 million
▪Digital sales were 61.3% of sales, comparable to the prior fiscal fourth quarter
▪Total revenue increased 13.8% to $72.0 million
▪Net income increased to $6.9 million, or $0.23 per diluted share, compared to net loss of $6.4 million, or a loss of $0.21 per diluted share in the prior fiscal fourth quarter
▪Adjusted EBITDA, a non-GAAP measure, was $20.2 million (inclusive of a $1.2 million accrual adjustment in the fourth quarter of fiscal year 2021 for incentive compensation driven by outperformance), an increase of 24.5%

Highlights for the fiscal year 2021 compared to the fiscal year 2020:

▪System-wide restaurant count increased 12.5% to 1,731 worldwide locations with 193 net openings
▪System-wide sales increased 20.2% to $2.3 billion
▪Domestic same store sales increased 8.0%
▪Two-year domestic same store sales increased 29.4%
▪Total revenue increased 13.5% to $282.5 million
▪Net income increased to $42.7 million, or $1.42 per diluted share, compared to $23.3 million, or $0.78 per diluted share, in the prior fiscal year
▪Adjusted EBITDA, a non-GAAP measure, increased 23.0% to $88.4 million

EBITDA, adjusted EBITDA, adjusted net income, and adjusted earnings per diluted share are non-GAAP measures. Reconciliations of EBITDA, adjusted EBITDA, adjusted net income, and adjusted earnings per diluted share to the most directly comparable financial measure presented in accordance with accounting principles generally accepted in the United States ("GAAP") are set forth in the schedule accompanying this release. See “Non-GAAP Financial Measures.”

“Our fourth quarter and full year results reflect continued momentum in our brand, despite the challenging operating environment. Our Brand Partners understand the strength and resiliency of our simple operating model and are increasing new unit investments based on the sustaining topline growth and in anticipation of improving bottom-line performance” said Charlie Morrison, Chairman and Chief Executive Officer. “Wingstop reached new highs with domestic AUVs of $1.6 million and the opening of 193 global net new restaurants. Our 8.0% same store sales growth for 2021, or 29.4% on a two-year basis, marked our industry-leading 18th consecutive year of positive same store sales growth. We believe that our proactive investments in technology, combined with our talented team have positioned the brand for continued long-term growth. 2022 is starting with a record development pipeline. We believe our engine for growth will accelerate our progress towards becoming a Top 10 Global Restaurant Brand.”

Key operating metrics for the fiscal fourth quarter 2021 compared to the fiscal fourth quarter 2020:

	Thirteen Weeks Ended
	December 25, 2021	December 26, 2020
Number of system-wide restaurants open at end of period	1,731	1,538
Number of domestic franchise restaurants open at end of period	1,498	1,327
Number of international franchise restaurants open at end of period	197	179
System-wide sales (in millions)	$602	$502
Domestic AUV (in thousands)	$1,592	$1,489
Domestic same store sales growth	7.5%	18.2%
Company-owned domestic same store sales growth	5.3%	10.4%
Net income (loss) (in thousands)	$6,896	$(6,410)
Adjusted net income (in thousands)	$7,272	$5,256
Adjusted EBITDA (in thousands)	$20,198	$16,228

Fiscal fourth quarter 2021 financial results

Total revenue for the fiscal fourth quarter 2021 increased to $72.0 million from $63.3 million in the fiscal fourth quarter last year.
•Royalty revenue, franchise fees and other increased $5.1 million primarily due to domestic same store sales growth of 7.5%, as well as 189 net franchise restaurant openings since December 26, 2020.
•Advertising fees increased $2.5 million due to the 19.8% increase in system-wide sales in the fiscal quarter ended December 25, 2021 compared to the fiscal quarter ended December 26, 2020.
•Company-owned restaurant sales increased $1.1 million primarily due to company-owned same store sales growth of 5.3%, which was driven by an increase in average ticket.
Cost of sales (excluding pre-opening expenses) increased to $14.4 million from $12.2 million in the fiscal fourth quarter of the prior year. As a percentage of company-owned restaurant sales, Cost of sales increased to 84.7% from 76.7% in the fiscal fourth quarter of the prior year. The increase was primarily due to a 27.5% increase in the cost of bone-in chicken wings as compared to the prior year period. Further, a competitive labor market resulted in increases in company-owned restaurant wages, as well as short-term incentive pay and hiring and training costs during the fiscal fourth quarter 2021. Increases in cost of sales were partially offset by menu price increases.

Selling, general & administrative (“SG&A”) decreased $0.9 million to $18.0 million from $18.9 million in the fiscal fourth quarter of the prior year. The change in SG&A was primarily due to a decrease of $1.3 million related to COVID-19 costs and support provided to international franchisees compared to the fiscal fourth quarter of the prior year, as well as a $0.9 million decrease in consulting expenses to support our strategic initiatives. These decreases were partially offset by an increase in headcount-related expenses of $1.4 million to support the growth in our business, as well as increased travel expenses in the fiscal fourth quarter. Also included in SG&A in the fourth fiscal quarter is increased variable based compensation in recognition of our outperformance in fiscal year 2021.

Interest expense, net was $3.8 million in the fiscal fourth quarter of 2021, a decrease of approximately $0.3 million, or 6.6%, compared to $4.0 million in the fiscal fourth quarter of the prior year. The decrease was due to the refinancing of our securitized financing facility on October 30, 2020, which increased our outstanding debt by $162.4 million and reduced our interest rate from 4.97% to 2.84%.
Net income was $6.9 million, or $0.23 per diluted share, compared to net loss of $6.4 million, or a loss of $0.21 per diluted share, in the fiscal fourth quarter of the prior year.

Adjusted net income and adjusted earnings per diluted share were $7.3 million, or $0.24 per diluted share, respectively, compared to $5.3 million, or $0.18 per diluted share, respectively, in the fiscal fourth quarter of the prior year. Reconciliations between net income and the non-GAAP measure of adjusted net income and between earnings per diluted share and the non-GAAP measure of adjusted earnings per diluted share are included in the accompanying financial schedules.
Key Operating Metrics for the fiscal year 2021 compared to the fiscal year 2020:

	Fiscal Year Ended
	December 25, 2021	December 26, 2020
Number of system-wide restaurants open at end of period	1,731	1,538
Number of domestic franchise restaurants open at end of period	1,498	1,327
Number of international franchise restaurants open at end of period	197	179
System-wide sales (in millions)	$2,345	$1,951
Domestic AUV (in thousands)	$1,592	$1,489
Domestic same store sales growth	8.0%	21.4%
Company-owned domestic same store sales growth	3.4%	14.2%
Net income (in thousands)	$42,658	$23,306
Adjusted net income (in thousands)	$40,323	$32,500
Adjusted EBITDA (in thousands)	$88,393	$71,882

Fiscal year 2021 financial results

Total revenue for fiscal year 2021 increased 13.5% to $282.5 million from $248.8 million in the prior fiscal year. The increase was primarily due to increases in royalty revenue and advertising fees resulting from domestic same store sales growth of 8.0% as well as 189 net franchise restaurant openings since December 26, 2020.

Company-owned restaurant sales increased $5.3 million primarily due to the opening of seven new company-owned restaurants since December 26, 2020, resulting in additional sales of $2.7 million. Also contributing to the increase was company-owned same store sales growth of 3.4% compared to the prior fiscal year, which was driven by an increase in average ticket.
Cost of sales (excluding pre-opening expenses) increased to $56.9 million from $48.6 million in the prior fiscal year. As a percentage of company-owned restaurant sales, Cost of sales increased to 81.0% from 74.7% in the prior fiscal year. The increase was primarily due to a 40.9% increase in the cost of bone-in chicken wings, representing record-high wing inflation as compared to the prior fiscal year.
Net income was $42.7 million, or $1.42 per diluted share, compared to Net income of $23.3 million, or $0.78 per diluted share in the prior fiscal year.

Change in Presentation
Beginning in the fiscal first quarter 2021, we have reclassified headcount-related expenses that support our national advertising fund to Advertising expenses on the Consolidated Statements of Operations. These expenses were previously presented within SG&A and totaled $2.6 million and $2.0 million for the thirteen weeks ended December 25, 2021 and December 26, 2020, respectively. Prior period amounts have been reclassified to conform to the current presentation. This reclassification had no impact on operating income, the consolidated balance sheets, or statements of cash flows.
Financial Outlook
The Company is reaffirming its three- to five-year outlook of mid-single digit domestic same store sales growth. Additionally, the Company expects the following for 2022, which is a 53-week fiscal year:
•Approximately 200 net new units;
•SG&A of between $73.0 - $76.0 million;
•Stock-based compensation expense of between $12.0 - $13.0 million; and
•Depreciation and amortization of between $10.5 - $11.5 million.
Restaurant Development
As of December 25, 2021, there were 1,731 Wingstop restaurants system-wide. This included 1,534 restaurants in the United States, of which 1,498 were franchised restaurants and 36 were company-owned, and 197 franchised restaurants were in international markets. During the fiscal fourth quarter 2021, there were 58 net system-wide Wingstop restaurant openings.

Quarterly Dividend

In recognition of the Company’s strong cash flow generation and our commitment to returning value to stockholders, on February 15, 2022, our board of directors authorized and declared a quarterly dividend of $0.17 per share of common stock, resulting in a total dividend of approximately $5.1 million. This dividend will be paid on March 25, 2022 to stockholders of record as of March 11, 2022.

The following definitions apply to these terms as used in this release:

Domestic AUV consists of the average annual sales of all restaurants that have been open for a trailing 52-week period or longer. This measure is calculated by dividing sales during the applicable period for all restaurants being measured by the number of restaurants being measured. Domestic AUV includes revenue from both company-owned and franchised restaurants. Domestic AUV allows management to assess our company-owned and franchised restaurant economics. Changes in domestic AUV are primarily driven by increases in same store sales and are also influenced by opening new restaurants.

Domestic same store sales reflect the change in year-over-year sales for the comparable restaurant base. We define the comparable restaurant base to include those restaurants open for at least 52 full weeks. This measure highlights the performance of existing restaurants, while excluding the impact of new restaurant openings and permanent closures.

System-wide sales represents net sales for all of our company-owned and franchised restaurants, as reported by franchisees.

Adjusted EBITDA is defined as net income before interest expense, net, income tax expense (benefit), and depreciation and amortization (EBITDA), further adjusted for losses on debt extinguishment and refinancing transactions, transaction costs, costs and fees associated with investments in our strategic initiatives, gains and losses on the disposal of assets, and stock-based compensation expense.

Adjusted net income is defined as net income adjusted for losses on debt extinguishment and refinancing transactions, transaction costs, costs and fees associated with investments in our strategic initiatives, gains and losses on the disposal of assets, and related tax adjustments that management believes are not indicative of the Company’s core operating results or business outlook over the long-term.

Adjusted earnings per diluted share is defined as adjusted net income divided by weighted average diluted share count.

We caution investors that amounts presented in accordance with our definitions above may not be comparable to similar measures disclosed by our competitors because not all companies and analysts calculate certain non-GAAP measurements in the same manner.

Conference Call and Webcast

The Company will host a conference call today to discuss the fiscal fourth quarter 2021 financial results at 10:00 AM Eastern Time. The conference call can be joined telephonically by dialing 1-877-259-5243 or 1-412-317-5176 (international) and asking for the Wingstop conference call. A replay will be available two hours after the call and can be accessed by dialing 1-877-344-7529 or 1-412-317-0088 (international) and entering the passcode 4591091. The replay will be available through Wednesday, February 23, 2022.

The conference call will also be webcast live and later archived on the investor relations section of Wingstop’s corporate website at ir.wingstop.com under the ‘News & Events’ section.

About Wingstop

Founded in 1994 and headquartered in Dallas, TX, Wingstop Inc. (NASDAQ: WING) operates and franchises more than 1,700 locations worldwide. The Wing Experts are dedicated to Serving the World Flavor through an unparalleled guest experience and use of a best-in-class technology platform, all while offering classic and boneless wings, tenders, and Thigh Bites, always cooked to order and hand sauced-and-tossed in fans’ choice of 11 bold, distinctive flavors. Wingstop’s menu also features signature sides including fresh-cut, seasoned fries and freshly-made ranch and bleu cheese dips.

In fiscal year 2021, Wingstop’s system-wide sales increased 20.2% to approximately $2.3 billion, marking the 18th consecutive year of same store sales growth, and Wingstop achieved approximately 900% total stockholder return since its 2015 initial public offering. With a vision of becoming a Top 10 Global Restaurant Brand, its system is comprised of independent franchisees, or brand partners, who account for approximately 98% of Wingstop’s total restaurant count of 1,731 as of December 25, 2021. During the fiscal quarter ended December 25, 2021, Wingstop generated 61.3% of sales via digital channels including Wingstop.com and the Wingstop app. Over the next three years, Wingstop intends to increase digital sales through continued investments in its technology platform and scaling its platform globally.

A key to this business success and consumer fandom stems from The Wingstop Way, which includes a core value system of being Authentic, Entrepreneurial, Service-minded, and Fun. The Wingstop Way extends to the brand’s environmental, social and governance platform as Wingstop seeks to provide value to all stakeholders.

Rounding out a strong year in 2021, the Company was ranked #1 on Technomic 500’s “Fastest Growing Franchise” and #22 on Entrepreneur Magazine’s “Franchise 500,” maintained its certification as a Great Place to Work, and was named as a finalist for The Innovation SABRE Award’s Best New Product/Brand Launch category for its Thighstop campaign.

For more information visit www.wingstop.com or www.wingstop.com/own-a-wingstop and follow @Wingstop on Twitter, Instagram, Facebook, and TikTok. Learn more about Wingstop’s involvement in its local communities at www.wingstopcharities.org.
Non-GAAP Financial Measures

To supplement our consolidated financial statements, which are prepared and presented in accordance with GAAP, we use non-GAAP financial measures, including those indicated above. By providing non-GAAP financial measures, together with a reconciliation to the most comparable GAAP measure, we believe we are enhancing investors’ understanding of our business and our results of operations, as well as assisting investors in evaluating how well we are executing our strategic initiatives. These measures are not intended to be considered in isolation or as substitutes for, or superior to, financial measures prepared and presented in accordance with GAAP. The non-GAAP measures used in this press release may be different from the measures used by other companies. A reconciliation of each measure to the most directly comparable GAAP measure is available in this news release. In addition, the Current Report on Form 8-K furnished to the Securities and Exchange Commission (the “SEC”) concurrent with the issuance of this press release includes a more detailed description of each of these non-GAAP financial measures, together with a discussion of the usefulness and purpose of such measures.

Forward-looking Statements

This news release includes statements of our expectations, intentions, plans and beliefs that constitute “forward-looking statements” within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended, and are intended to come within the safe harbor protection provided by those sections. These statements, which involve risks and uncertainties, relate to the discussion of our business strategies and our expectations concerning future operations, margins, profitability, trends, liquidity and capital resources and to analyses and other information that are based on forecasts of future results and estimates of amounts not yet determinable. These forward-looking statements can generally be identified by the use of forward-looking terminology, including the terms “may,” “will,” “should,” “expect,” “intend,” “plan,” “anticipate,” “believe,” “think,” “estimate,” “seek,” “predict,” “could,” “project,” “potential” or, in each case, their negative or other variations or comparable terminology, although not all forward-looking statements are accompanied by such terms. Examples of forward-looking statements in this news release include, but are not limited to, our 2021 fiscal year outlook for domestic same store sales growth, SG&A expenses, and unit growth, as well as statements regarding our progress toward our goal of becoming a Top 10 Global Restaurant Brand. These forward-looking statements are made based on expectations and beliefs concerning future events affecting us and are subject to uncertainties, risks, and factors relating to our operations and business environments, all of which are difficult to predict and many of which are beyond our control, that could cause our actual results to differ materially from those matters expressed or implied by these forward-looking statements.

Our ability to achieve or maintain sales and earnings may be affected by COVID-19 related factors, including, among others: the length of time that the pandemic continues; the inability of workers, including third party delivery drivers, to work due to illness, quarantine, or government mandates; temporary store closures due to reduced workforces or government mandates; the unemployment rate; competitive labor market; inflation or supply chain issues; the extent and effectiveness of any COVID-19 stimulus packages; the ability of our franchisees to operate their restaurants during the pandemic and pay royalties; and trends in consumer spending during and after the end of the pandemic. Please refer to the risk factors discussed in our Annual Report on Form 10-K and Quarterly Reports on Form 10-Q, which can be found at the SEC’s website www.sec.gov. The discussion of these risks is specifically incorporated by reference into this news release.

When considering forward-looking statements in this news release or that we make in other reports or statements, you should keep in mind the cautionary statements in this news release and future reports we file with the SEC. New risks and uncertainties arise from time to time, and we cannot predict when they may arise or how they may affect us. Any forward-looking statement in this news release speaks only as of the date on which it was made. Except as required by law, we assume no obligation to update or revise any forward-looking statements for any reason, or to update the reasons actual results could differ materially from those anticipated in any forward-looking statements, even if new information becomes available in the future.

Media Contact
Megan Sprague
972-331-9155
Media@wingstop.com

Investor Contacts
Susana Arevalo and Skyler Ray
972-331-8484
IR@wingstop.com

WINGSTOP INC. AND SUBSIDIARIES
Consolidated Balance Sheets
(amounts in thousands, except share and per share data)

	December 25, 2021	December 26, 2020
Assets
Current assets
Cash and cash equivalents	$48,583	$40,858
Restricted cash	3,448	4,815
Accounts receivable, net	6,993	4,929
Prepaid expenses and other current assets	4,928	5,532
Advertising fund assets, restricted	6,197	16,486
Total current assets	70,149	72,620
Property and equipment, net	54,503	27,948
Goodwill	56,877	53,690
Trademarks	32,700	32,700
Customer relationships, net	10,302	11,600
Other non-current assets	24,672	13,007
Total assets	$249,203	$211,565
Liabilities and stockholders' deficit
Current liabilities
Accounts payable	$5,414	$3,658
Other current liabilities	28,070	26,729
Current portion of debt	—	3,600
Advertising fund liabilities	6,197	16,486
Total current liabilities	39,681	50,473
Long-term debt, net	469,394	466,933
Deferred revenues, net of current	28,024	24,962
Deferred income tax liabilities, net	7,432	4,480
Other non-current liabilities	14,197	6,027
Total liabilities	558,728	552,875
Commitments and contingencies
Stockholders' deficit
Common stock, $0.01 par value; 100,000,000 shares authorized; 29,837,454 and 29,687,123 shares issued and outstanding as of December 25, 2021 and December 26, 2020, respectively	299	297
Additional paid-in-capital	463	421
Retained deficit	(310,031)	(342,028)
Accumulated other comprehensive loss	(256)	—
Total stockholders' deficit	(309,525)	(341,310)
Total liabilities and stockholders' deficit	$249,203	$211,565

WINGSTOP INC. AND SUBSIDIARIES
Consolidated Statements of Operations
(amounts in thousands, except per share data)

	Thirteen Weeks Ended		Year Ended
	December 25, 2021	December 26, 2020	December 25, 2021	December 26, 2020
	(Unaudited)	(Unaudited)
Revenue:
Royalty revenue, franchise fees and other	$33,106	$28,020	$130,676	$108,883
Advertising fees	21,857	19,340	81,529	74,930
Company-owned restaurant sales	17,065	15,922	70,297	64,998
Total revenue	72,028	63,282	282,502	248,811
Costs and expenses:
Cost of sales (1)	14,724	12,216	57,416	48,583
Advertising expenses	22,429	19,669	83,989	77,329
Selling, general and administrative	18,023	18,929	62,895	61,084
Depreciation and amortization	2,564	2,231	7,943	7,518
(Gain) on sale of restaurants and other expenses, net	70	156	(3,497)	(3,093)
Total costs and expenses	57,810	53,201	208,746	191,421
Operating income	14,218	10,081	73,756	57,390
Interest expense, net	3,754	4,018	14,984	16,782
Loss on debt extinguishment and refinancing transactions	—	13,665	—	13,665
Other income	(113)	—	(135)	—
Income (loss) before income tax expense	10,577	(7,602)	58,907	26,943
Income tax expense (benefit)	3,681	(1,192)	16,249	3,637
Net income (loss)	$6,896	$(6,410)	$42,658	$23,306

Earnings (loss) per share
Basic	$0.23	$(0.22)	$1.43	$0.79
Diluted	$0.23	$(0.21)	$1.42	$0.78

Weighted average shares outstanding
Basic	29,831	29,686	29,769	29,601
Diluted	29,970	29,845	29,944	29,804

Dividends per share	$0.17	$5.14	$0.62	$5.50

(1) Cost of sales includes all operating expenses of company-owned restaurants, including advertising expenses, and excludes depreciation and amortization, which are presented separately.

WINGSTOP INC. AND SUBSIDIARIES
Unaudited Supplemental Information
Cost of Sales Margin Analysis
(amounts in thousands)

	Thirteen Weeks Ended
	December 25, 2021		December 26, 2020
	In dollars	As a % of company-owned restaurant sales	In dollars	As a % of company-owned restaurant sales
Cost of sales:
Food, beverage and packaging costs	$7,816	45.8%	$6,218	39.1%
Labor costs	4,250	24.9%	3,645	22.9%
Other restaurant operating expenses	2,753	16.1%	2,655	16.7%
Vendor rebates	(371)	(2.2)%	(304)	(1.9)%
Total cost of sales (excluding pre-opening expenses)	14,448	84.7%	12,214	76.7%
Pre-opening expenses	276	1.6%	2	—%
Total cost of sales	14,724	86.3%	12,216	76.7%

	Fiscal Year Ended
	December 25, 2021		December 26, 2020
	In dollars	As a % of company-owned restaurant sales	In dollars	As a % of company-owned restaurant sales
Cost of sales:
Food, beverage and packaging costs	$31,496	44.8%	$23,303	35.9%
Labor costs	16,022	22.8%	15,801	24.3%
Other restaurant operating expenses	10,973	15.6%	10,806	16.6%
Vendor rebates	(1,559)	(2.2)%	(1,342)	(2.1)%
Total cost of sales (excluding pre-opening expenses)	56,932	81.0%	48,568	74.7%
Pre-opening expenses	484	0.7%	15	—%
Total cost of sales	$57,416	81.7%	$48,583	74.7%

WINGSTOP INC. AND SUBSIDIARIES
Unaudited Supplemental Information
Restaurant Count

	Thirteen Weeks Ended		Fiscal Year Ended
	December 25, 2021	December 26, 2020	December 25, 2021	December 26, 2020
Domestic Franchised Activity:
Beginning of period	1,461	1,277	1,327	1,200
Openings	38	52	170	131
Closures	(1)	(1)	(2)	(5)
Acquired by Company	—	(1)	(3)	(6)
Re-franchised by Company	—	—	6	7
Restaurants end of period	1,498	1,327	1,498	1,327

Domestic Company-Owned Activity:
Beginning of period	32	31	32	31
Openings	4	—	7	2
Closures	—	—	—	—
Acquired by Company	—	1	3	6
Re-franchised to franchisees	—	—	(6)	(7)
Restaurants end of period	36	32	36	32

Total Domestic Restaurants	1,534	1,359	1,534	1,359

International Franchised Activity:
Beginning of period	180	171	179	154
Openings	18	8	34	26
Closures	(1)	—	(16)	(1)
Restaurants end of period	197	179	197	179

Total System-wide Restaurants	1,731	1,538	1,731	1,538

WINGSTOP INC. AND SUBSIDIARIES
Non-GAAP Financial Measures - EBITDA and Adjusted EBITDA
(Unaudited)
(amounts in thousands)

	Thirteen Weeks Ended		Fiscal Year Ended
	December 25, 2021	December 26, 2020	December 25, 2021	December 26, 2020
Net income (loss)	$6,896	$(6,410)	$42,658	$23,306
Interest expense, net	3,754	4,018	14,984	16,782
Income tax expense (benefit)	3,681	(1,192)	16,249	3,637
Depreciation and amortization	2,564	2,231	7,943	7,518
EBITDA	$16,895	$(1,353)	$81,834	$51,243
Additional adjustments:
Loss on debt extinguishment and refinancing transactions (a)	—	13,816	—	13,816
(Gain) on disposal of assets, net (b)	70	156	(3,497)	(3,093)
Consulting fees (c)	425	1,358	425	1,358
Stock-based compensation expense (d)	2,808	2,251	9,631	8,558
Adjusted EBITDA	$20,198	$16,228	$88,393	$71,882

(a)     Represents costs and expenses related to the refinancing of our securitized financing facility and payment of a special dividend; all transaction costs are included in Loss on debt extinguishment and refinancing transactions with the exception of $151,000 during the year ended December 26, 2020 that is included in Selling, general and administrative on the Consolidated Statements of Operations.
(b)     Represents a gain resulting from the re-franchise of company-owned restaurants to a franchisee which is included in Gain on sale of restaurants and other expenses, net in the Consolidated Statements of Operations.
(c)     Represents costs and expenses related to a consulting project to support the Company's strategic initiatives, which are included in Selling, general and administrative on the Consolidated Statements of Operations.
(d)     Includes non-cash, stock-based compensation.

WINGSTOP INC. AND SUBSIDIARIES
Non-GAAP Financial Measures - Adjusted Net Income and Adjusted EPS
(Unaudited)
(amounts in thousands, except per share data)

	Thirteen Weeks Ended		Fiscal Year Ended
	December 25, 2021	December 26, 2020	December 25, 2021	December 26, 2020
Numerator:
Net income	$6,896	$(6,410)	$42,658	$23,306
Adjustments:
Loss on debt extinguishment and refinancing transactions (a)	—	13,816	—	13,816
(Gain) on disposal of assets, net (b)	70	156	(3,497)	(3,093)
Consulting fees (c)	425	1,358	425	1,358
Tax effect of adjustments (d)	(119)	(3,664)	737	(2,887)
Adjusted net income	$7,272	$5,256	$40,323	$32,500

Denominator:
Weighted-average shares outstanding - diluted	29,970	29,845	29,944	29,804

Adjusted earnings per diluted share	$0.24	$0.18	$1.35	$1.09

(a)Represents costs and expenses related to the refinancing of our securitized financing facility and payment of a special dividend; all transaction costs are included in Loss on debt extinguishment and refinancing transactions with the exception of $151,000 during the year ended December 26, 2020 that is included in Selling, general and administrative on the Consolidated Statements of Operations.
(b)Represents a gain resulting from the re-franchise of company-owned restaurants to a franchisee which is included in Gain on sale of restaurants and other expenses, net in the Consolidated Statements of Operations.
(c)Represents costs and expenses related to a consulting project to support the Company's strategic initiatives, which are included in Selling, general and administrative on the Consolidated Statements of Operations.
(d)Represents the tax effect of the aforementioned adjustments to reflect corporate income taxes at an assumed effective tax rate of 24% for the periods ended December 25, 2021 and December 26, 2020, which includes provisions for U.S. federal income taxes, and assumes the respective statutory rates for applicable state and local jurisdictions.